Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 26, 2024, relating to the financial statements and financial statement schedule of GameStop Corp. and the effectiveness of GameStop Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of GameStop Corp. for the 53 week period ended February 3, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

May 17, 2024